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MEMORANDUM

                          NUVEEN UNIT TRUST, SERIES 8
                               FILE NO. 333-43367

    The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of securities on January 7, 1998, and to set forth certain statistical data based thereon. In addition, there are a number of other changes from the Prospectus as originally filed to which reference is made, including the increase in the size of the Fund, a corresponding increase in the number of Units and a change in the individual trust constituting the Fund. All references to the Units, prices and related statistical data will apply to the trust of the Fund and the Units thereof individually.

    Except for such updating, an effort has been made to set forth below each of the changes and also to reflect the same by marking the Prospectus transmitted with the Amendment.

FORM S-6

FACING SHEET. The file number is now shown.

THE PROSPECTUS

    PART A-PAGES 2-3.--Essential information for the Trust, including applicable footnotes, has been completed for this Series.

    PART A-PAGES 2-3.--The date of the Indenture has been inserted along with the size and number of Units of the Trust.

    PART A-PAGES 1-11 et seq.--The following information for the Trust appears on the pages relating to such trust:

       The estimated daily accrual of interest under the plans of distribution for the Trust

       Data regarding the composition of the portfolio of the Trust

       The schedule of investments for the Trust, including the notes thereto

       The Record Dates and Distribution Dates for interest distributions for the Trust

       The Statement of Condition for the Trust and the Accountant's Report with regard thereto.

       The amount of the Trustee's Fee

CHAPMAN AND CUTLER

Chicago, Illinois

January 7, 1998